Exhibit 5.1

June 27, 2019

Sino Agro Food, Inc.

Room 3801, Block A, China Shine Plaza

No. 9 Lin He Xi Road

Tianhe District

Guangzhou City, P.R.C. 510610

Dear Sirs:

Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by Sino Agro Food, Inc. (“Company”), a Nevada corporation, under the Securities Act of 1933, as amended (“Act”), covering up to 1,000,000 shares of 7% Series G Non-Convertible Cumulative Redeemable Perpetual Preferred Stock of the Company (collectively the “Series G Preferred Stock”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, such shares of Series G Preferred Stock will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP

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